CounterPath Enters into Loan Agreement

Vancouver, BC, Canada — October 11, 2018 — CounterPath Corporation (NASDAQ: CPAH) (TSX: PATH) (the “Company”), a global provider of award-winning Unified Communications solutions for enterprises and service providers, today announced that it has entered into a loan agreement (the “Loan Agreement”) with Wesley Clover International Corporation and KMB Trac Two Holdings Ltd. (collectively, the “Lenders”),  pursuant to which the Lenders will loan to the Company an aggregate principal amount of up to US$3,000,000. Wesley Clover International Corporation owns approximately 25.4% of the Company’s common shares and is controlled by the Chairman of the Company, Terence Matthews and KMB Trac Two Holdings Ltd. owns approximately 17.6% of the Company’s common shares and is represented by Steven Bruk, a director of our Company.

Pursuant to the terms of the Loan Agreement, the loan is unsecured and will be made available in multiple advances at the discretion of the Company and will bear interest at a rate of 8% per year, payable monthly. The outstanding principal and any accrued interest may be prepaid without penalty and is to be fully repaid on the second anniversary of the first advance. The loan is intended to be used for general working capital purposes.

“The Loan Agreement provides the Company with a flexible and non-dilutive means of enhancing our working capital” stated David Karp, Interim Chief Executive Officer and Chief Financial Officer. “With this strong support from the Company’s two largest shareholders, the Company can focus on executing its strategy of expanding our recurring revenue business.”

The entry into the Loan Agreement constitutes a related party transaction under Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”). The Loan Agreement is exempt from the formal valuation and minority shareholder approval requirements of MI 61-101 because the fair market value of the subject matter of the transaction does not exceed 25% of the Company's market capitalization. As the Loan Agreement is a related party transaction and was announced less than 21 days before its closing, MI 61-101 requires the Company to explain why the shorter period was reasonable or necessary in the circumstances. In the view of the Company it was necessary to immediately close the Loan Agreement in order to have the funds available and therefore, such shorter period was reasonable and necessary in the circumstances.

CounterPath Enters into Loan Agreement

About CounterPath

CounterPath Unified Communications solutions are changing the face of telecommunications. An industry and user favorite, Bria softphones for desktop, tablet and mobile devices, together with Stretto Platform™ server solutions, enable service providers, OEMs and enterprises large and small around the globe to offer a seamless and unified communications experience across any networks. The Bria and Stretto combination enables an improved user experience as an overlay to the most popular UC and IMS telephony and applications servers on the market today. Standards-based, cost-effective and reliable, CounterPath’s award-winning solutions deliver high-quality voice and video calling, messaging, and presence to customers such as AT&T, Avaya, Bell Canada, BroadSoft, BT, Cisco Systems, inContact, Liberty Global, Metaswitch Networks, Ribbon Communications, Rogers, Uber, and Vonex. Visit counterpath.com and follow @counterpath.

###

Contacts

Investor Relations
e-mail: ir@counterpath.com

Forward-Looking Statements

This news release contains "forward-looking statements". Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, outlook, expectations or intentions regarding the future, including the Company’s expectations to expand its recurring revenue business.  It is important to note that actual outcomes and the Company’s actual results could differ materially from those in such forward-looking statements. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (1) the variability in the Company’s sales from reporting period to reporting period due to extended sales cycles as a result of selling the Company’s products through channel partners or the length of time of deployment of the Company’s products by its customers; (2) the Company’s ability to manage its operating expenses, which may adversely affect its financial condition and ability to continue to operate as a going concern; (3) the Company’s ability to remain competitive as other better financed competitors develop and release competitive products; (4) a decline in the Company’s stock price or insufficient investor interest in the Company’s securities which may impact the Company’s ability to raise additional financing as required or may cause the Company to be delisted from a stock exchange on which its common stock trades; (5) the impact of intellectual property litigation that could materially and adversely affect the Company’s business; (6) the success by the Company of the sales of its current and new

CounterPath Enters into Loan Agreement

products; (7) the impact of technology changes on the Company’s products and industry; (8) the failure to develop new and innovative products using the Company’s technologies; and (9) the potential dilution to shareholders or overhang on the Company’s share price of its outstanding stock options.  Readers should also refer to the risk disclosures outlined in the Company’s quarterly reports on Form 10-Q, the Company’s annual reports on Form 10-K, and the Company’s other disclosure documents filed from time-to-time with the Securities and Exchange Commission at http://www.sec.gov and the Company’s interim and annual filings and other disclosure documents filed from time-to-time on SEDAR at www.sedar.com.